Exhibit 99.1

Farmers & Merchants Bancorp (FMCB)
Authorizes a New $55 Million Share Repurchase Program

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), announced that, effective immediately, the Company has authorized a new $55.0 million share repurchase program through December 31, 2026. The existing $25.0 million share repurchase program approved in November 2023 has been terminated.

The Company has utilized a share repurchase program for many years.  Since January 2021 the Company has repurchased 51,596 shares or approximately 6.5% of the shares outstanding through September 10, 2024. Repurchases are made at market prices through open market purchases, trading plans established in accordance with SEC rules and privately negotiated transactions.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “Our record earnings over the past several years have allowed us to repurchase shares, increase our cash dividend payment per share, and maintain a strong capital position.  Share repurchases provide an important tool for managing capital levels, improving shareholder returns through the concentration of ownership, and providing additional liquidity for shareholders to sell shares. This new program provides the opportunity to repurchase additional shares over the next two years and highlights the Company’s strong financial performance and capital position.

Ex. 99.1
The Company’s tier 1 leverage capital ratio was 10.66% at June 30, 2024, while the common equity tier 1 ratio (CET1) was 13.09% and the total capital ratio was 14.58%, resulting in the highest possible regulatory classification of 'well capitalized.' In addition, our total allowance for credit losses was 2.13% as of June 30, 2024.”

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with $5.3 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 34 consecutive years, longer than any other commercial bank in the State of California.

In August 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In July 2023 Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

Ex. 99.1
F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 Community Reinvestment Act (“CRA”) evaluation.

In October, 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 108 years ago.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.